                                                                     EXHIBIT 2.4

                           VOTING AGREEMENT AND PROXY

          THIS VOTING AGREEMENT (the "Agreement") is made as of this 12th day of April, 2000, by and among USV Partners, LLC, a Delaware limited liability company ("USV"), James V. Warren ("Warren") and C. Gregory Earls ("Earls"), in favor of those persons (the "E2E Stockholders") who will own all of the issued and outstanding shares of capital stock of E2Enet, Inc. ("E2E") at or prior to the closing of the merger contemplated by the Stock Exchange Agreement dated as of February 21, 2000, as amended by the Amendment to Stock Exchange Agreement dated as of April 5, 2000, among E2E, U.S. Technologies Inc. (the "Company"), U.S. Technologies Acquisition Sub, Inc. and the E2E Stockholders (as amended, the "Stock Exchange Agreement").

                                    RECITALS

          WHEREAS, each of USV and Warren is the owner of certain shares of the Company's common stock, par value $0.02 per share (the "Common Stock"), the Company's Series A Convertible Preferred Stock, par value $0.02 per share (the "Series A Stock"), and/or warrants (the "Warrants") to purchase shares (subject to adjustment pursuant to the terms thereof) of the Common Stock;

          WHEREAS, pursuant to the Stock Exchange Agreement, the Company is issuing to the E2E Stockholders at the closing of the merger contemplated therein (the "Closing") shares of the Series B Convertible Preferred Stock of the Company, par value $0.02 per share (the "Series B Stock");

          WHEREAS, as a condition to the Closing, the Company is raising additional capital of at least $6,250,000, for which the Company will issue at or following the Closing shares of its Series C Convertible Preferred Stock, par value $0.02 per share (the "Series C Stock"), and additional shares of the Series A Stock;

          WHEREAS, it is contemplated in connection with the Stock Exchange Agreement that the Series A Stock, Series B Stock, and Series C Stock will convert automatically into shares of Common Stock (pursuant to the terms of their respective certificates of designations) upon the availability of authorized Common Stock for conversion;

          WHEREAS, the Stock Exchange Agreement requires the Company, as promptly as practicable after the Closing, to hold an annual meeting of its shareholders to consider and vote on, among other things, amendment of the Company's Restated Certificate of Incorporation dated December 3 1997, to increase the number of shares of authorized Common Stock (the "Charter Amendment"), which will enable the automatic conversion of the Series A Stock, Series B Stock and Series C Stock into Common Stock;

          WHEREAS, USV and Warren desire to vote for the Charter Amendment, subject to the terms and conditions set forth herein; and

          WHEREAS, USV, Warren and Earls desire to enter into an agreement to be specifically enforceable against each of them pursuant to which they agree to take the actions specified herein.

          NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, USV, Warren and Earls agree as follows:


     1. Voting Agreement. Each of USV and Warren agrees at the next duly called shareholders' meeting of the Company called to consider, among other things, approval of the Charter Amendment to vote any and all of its or his shares of Common Stock, shares of Series A Stock, shares of Common Stock issuable upon exercise of the Warrants and upon conversion of the Series A Stock and other shares of capital stock and other securities of the Company, whether now owned or hereafter acquired (the "Voting Shares"), in favor of the Charter Amendment.

     2. Irrevocable Proxy. In order to insure the voting of USV and Warren in accordance with this Agreement, each of USV and Warren agrees to execute an irrevocable proxy simultaneously with the execution hereof in the form of Exhibit A attached hereto granting to Earls the right to vote, or to execute and deliver shareholder written consents, in respect of all of its or his Voting Shares. It is understood and agreed that such irrevocable proxy relates solely to voting in favor of the Charter Amendment.

     3. Changes in Common Stock. In the event that subsequent to the date of this Agreement any shares of capital stock or other securities of the Company are issued on or in exchange for any of the Voting Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or other securities shall be deemed to be covered by and subject to the terms of this Agreement.

     4. Representations of USV and Warren. Each of USV and Warren hereby represents and warrants that (a) it or he is the record owner as of the date hereof and owns and has the right to vote the number of Voting Shares set forth opposite its or his name on Exhibit B attached hereto, (b) such number of Voting Shares set forth opposite its or his name on Exhibit B constitutes all of the shares of capital stock and other securities of the Company held by it or him as of the date hereof, (c) it or he has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof or which is superseded by this Agreement and the irrevocable proxy granted hereunder, and (d) it or he will not take any action inconsistent with the purpose and provisions of this Agreement.

     5. Enforceability. Each of USV, Warren and Earls expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto.

     6. Termination. This Agreement shall terminate and be void and of no effect upon shareholder approval of the Charter Amendment.

     7. Indemnification. Each of USV and Warren hereby agrees jointly and severally to indemnify, defend and hold harmless Earls from any and all claims, liabilities, obligations or expenses he incurs (including attorneys' fees and expenses) in connection with his being designated as and his actions in connection with carrying out his duties as proxy for USV and Warren.

     9. Proxy Holder. Earls hereby agrees to act as proxy for USV and Warren subject to the terms and conditions set forth herein.

     10.  General Provisions.

          (a) Other than the E2E Stockholders, this Agreement is intended for the benefit of the Company, USV, Warren and Earls and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          (b) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of choice of law or conflict of laws.

          (c) This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall constitute an original enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument.

          (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

          (e) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

          (f) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.


          IN WITNESS WHEREOF, USV, Warren and Earls have executed this Agreement as of the date first written above.


USV PARTNERS, LLC                           /s/ James V. Warren
By:   USV MANAGEMENT, LLC                   -----------------------------------
                                            JAMES V. WARREN


By:  /s/ C. Gregory Earls                   /s/ C. Gregory Earls
     ---------------------------------      -----------------------------------
     C. Gregory Earls                       C. GREGORY EARLS
     Sole Member

                                                                      EXHIBIT A

                               IRREVOCABLE PROXY

                             U.S. TECHNOLOGIES INC.

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned (hereinafter referred to as the "Shareholder"), agrees to and does hereby grant and convey to C. Gregory Earls an irrevocable proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to, all of the Voting Shares of the Shareholder in accordance with the terms of that certain Voting Agreement made as of ___________, 2000, among the Shareholder, certain other shareholders of the Company and C. Gregory Earls (the "Voting Agreement") in connection with the Charter Amendment. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Voting Agreement. The Shareholder hereby affirms that this Proxy is given as a condition of the Voting Agreement and as such is coupled with an interest and is irrevocable.

     It is further directed by the Shareholder that this Proxy shall be exercised by C. Gregory Earls at the Company's next duly called annual or special shareholders' meeting (the "Meeting"), and any adjournments thereof, which considers the approval of the Charter Amendment by his voting the shares represented hereby in accordance with the terms of the Voting Agreement. This Proxy shall expire simultaneously with the termination of the Voting Agreement.

     DATED this__________ day of _______________, 2000.



-----------------------------
Signature



-----------------------------
Print Name


INSTRUCTIONS:     Print full legal name in the space provided. Sign exactly as name is printed below signature line. When stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee, guardian or other fiduciary, give full title as such. A corporation should sign by authorized officer.

                                                                      EXHIBIT B

                                 VOTING SHARES


Shareholder              Shares Held
-----------              -----------

USV PARTNERS, LLC        500,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION
                         OF WARRANT

                         625,000 SHARES OF SERIES A PREFERRED CONVERTIBLE STOCK

                         6,366,152 SHARES OF COMMON STOCK


JAMES V. WARREN          1,500,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE
                         OF OPTIONS

                         6,318,652 SHARES OF COMMON STOCK